Zones Announces Financial Results for the Third Quarter of 2005

AUBURN, WA -- 10/20/2005 -- Zones, Inc. (the "Company," "Zones"TM) (NASDAQ: ZONS):

--  Net sales increased 17.7% to $152.8 million for the three months ended
    September 30, 2005
--  Quarterly net income increased 21.4% compared to the prior year
--  Q3 2005 earnings per share increased to $0.12 per diluted share
Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the quarter ended September 30, 2005. Total net sales increased 17.7% to $152.8 million in the three month period ended September 30, 2005 from $129.8 million in the third quarter of 2004. The Company reported net income of $1.7 million, or $0.12 per diluted share, for the quarter ended September 30, 2005 compared with net income of $1.4 million, or $0.10 per diluted share, for the same quarter a year ago.

Mr. Lalji, President and CEO, remarked on today's announcement, "I am pleased with our performance this quarter as we continued to execute our business model, focusing on reducing IT procurement costs for our customers. By reducing and leveraging our operating expense base, we continued to grow our business and, as a result, our quarterly net income improved to $1.7 million. Furthermore, we have successfully worked through the integration and system conversion activities that have been in process during the first three quarters of the year."

Net sales for the nine months ended September 30, 2005 increased to $406.7 million from $367.9 million for the corresponding period of last year. Net income for the nine months ended September 30, 2005 increased 24.2% to $4.1 million, or $0.28 per diluted share, compared to net income of $3.3 million, or $0.23 per diluted share in the first nine months of 2004.

Operating Highlights

Consolidated outbound sales increased 23.7% to $148.8 million in the quarter ended September 30, 2005 compared to $120.3 million in the corresponding period of last year. These sales, as a percent of total net sales, for the three month period ended September 30, 2005 and 2004 were 97.4% and 92.7%, respectively. Direct online orders increased to $25.4 million, an increase of 46.2% over the same period of 2004. Strategic product categories also contributed to the year over year growth, including printers, notebooks and PDAs, and storage, which categories increased 109.5%, 58.8% and 23.2%, respectively.

Gross profit margin was 9.6% in the third quarter of 2005, compared to 10.9% in the third quarter of 2004, and 11.4% in the second quarter of 2005. The sequential and year over year decrease in gross profit margin percentage was primarily due to a competitive cost concession to a major customer in support of a significant purchase of Zones' technology products.

Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 6.6% in the third quarter of 2005. This represents a decrease from 7.8% in the corresponding period of the 2004 and a sequential decline from 8.6% the second quarter of 2005. The decline is due to an absolute reduction in total selling, general, and administrative expenses, and an increase in sales volume.

Asset Management

The Company's balance sheet remains in excellent condition. Consolidated working capital increased to $32.0 million at September 30, 2005 from $27.0 million at December 31, 2004. The Company's net inventory of $20.0 million at September 30, 2005 increased from $17.4 million at December 31, 2004. Inventory turns increased to 31 times annually. Trade accounts receivable increased to $67.8 million at September 30, 2005 from $55.6 million at December 31, 2004. Days sales outstanding were 42 days, a decrease from 47 days at December 31, 2004.

About Zones, Inc.

Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the third quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held Friday, October 21, 2005 at 8:30 am PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, account executive hiring and productivity, increased expenses of being a public company, pressure on margin, competition, state tax uncertainties, rapid technological change and inventory obsolescence, reliance on vendor relationships, dependence on personnel, potential disruption of business from information systems failure, reliance on outsourced distribution, and other risks and uncertainties detailed in the Company's filings with the SEC.

                             ZONES, INC.
                     CONSOLIDATED BALANCE SHEETS
                           (in thousands)
                             (Unaudited)

                                     September 30,     December 31,
                                          2005             2004
                                       ----------       ----------
ASSETS
Current assets
   Cash and cash equivalents           $    3,076       $    6,457
   Receivables, net of allowance for
    doubtful accounts of $2,557 and
     $2,666                                66,054           53,903
   Vendor Receivables                       9,686           10,035
   Inventories, net                        19,998           17,405
   Prepaids                                 1,414              958
   Deferred tax asset                       1,525            1,525
                                       ----------       ----------

      Total current assets                101,753           90,283

Property and equipment, net                 3,557            3,951
Goodwill                                    5,098            5,098
Deferred tax asset                            108            2,640
Other assets                                  190              172
                                       ----------       ----------

      Total assets                     $  110,706       $  102,144
                                       ==========       ==========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                    $   48,741       $   34,250
   Inventory Financing                      8,926           14,306
   Accrued liabilities and other            7,253            7,331
   Line of credit                           3,400            6,100
   Notes payable to former shareholders
    of CPCS                                 1,472            1,272
                                       ----------       ----------

      Total current liabilities            69,792           63,259

Note payable                                   26               35
Notes payable to former shareholders
 of CPCS, net of current portion                -            1,272
Deferred rent obligation                    1,115            1,027
                                       ----------       ----------

      Total liabilities                    70,933           65,593
                                       ----------       ----------

Commitments and contingencies

Shareholders' equity:
   Common stock                            37,933           38,788
   Retained earnings (deficit)              1,840           (2,237)
                                       ----------       ----------

      Total shareholders' equity           39,773           36,551
                                       ----------       ----------

      Total liabilities &
       shareholders' equity            $  110,706       $  102,144
                                       ==========       ==========

                                 ZONES, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                (unaudited)

                               For the three months    For the nine months
                                ended September 30,     ended September 30,
                                 2005         2004      2005          2004
                                 -----------------------------------------

Net sales                      $ 152,758  $ 129,829    $ 406,719  $ 367,943
Cost of sales                    138,146    115,693      362,809    325,634
                               --------------------------------------------

 Gross profit                     14,612     14,136       43,910     42,309
Selling, general and
 administrative expenses          10,068     10,162       32,246     31,413
Advertising expense                1,607      1,634        4,747      5,218
                               --------------------------------------------

 Income from operations            2,937      2,340        6,917      5,678
                               --------------------------------------------

Other expense:                       191         49          302        216

Income before income
 taxes                             2,746      2,291        6,615      5,462
Provision for income
 taxes                             1,055        889        2,538      2,118
                               --------------------------------------------

 Net income                    $   1,691  $   1,402    $   4,077  $   3,344
                               ============================================

 Basic earnings per share      $    0.13  $    0.10    $    0.30  $    0.25
 Shares used in computation
  of basic earnings
  per share                       13,398     13,452       13,407     13,594
                               ============================================

 Diluted earnings per share    $    0.12  $    0.10    $    0.28  $    0.23
 Shares used in computation
  of diluted earnings per share   14,327     14,264       14,340     14,429
                               ============================================

                                           Operating Highlights
                                             Supplemental Data

                                Three months ended       Nine months ended
                                ------------------------------------------

                            9/30/2005   9/30/2004    9/30/2005   9/30/2004
                            ---------   ---------    ---------   ---------
Operating Data
 Number of orders              96,583     103,964      294,824     316,508
 Average order size             1,586       1,254        1,407       1,180
 Direct online net sales   25,427,000  17,392,000   62,869,000  39,006,000

 Sales force, end of
  period                                                   270         281

Average Productivity
 (annualized)
 Per Account Executive      2,263,000   1,848,000    2,958,000   2,619,000
 Per Employee               1,037,000     909,000    1,379,000   1,324,000

Product Mix (% of sales)
 Notebook & PDA's                17.2%       12.7%        15.2%       15.1%
 Desktops & Servers              16.6%       19.5%        20.2%       20.0%
 Software                        17.1%       20.9%        16.7%       17.8%
 Storage                          8.1%        7.7%         8.8%        8.6%
 NetComm                          4.1%        4.8%         4.0%        4.6%
 Printers                        15.8%        8.8%        11.8%        9.4%
 Monitors & Video                 8.1%       11.1%         9.4%       10.4%
 Memory & Processors              4.3%        5.4%         5.1%        4.9%
 Accessories & Other              8.7%        9.1%         8.8%        9.2%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000